Exhibit 10.15

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

17 November, 2011

by and between

VERASTEM, INC.,

a Delaware corporation

and

PONIARD PHARMACEUTICALS, INC.,

a Washington corporation

Page

1.	Definitions		1

	1.1	Definitions	1

	1.2	Other Defined Terms	7

2.	License		9

	2.1	Grant	9

	2.2	Sublicensing	9

	2.3	No Other License	10

	2.4	Government Interest	11

	2.5	Reservation of Rights	11

	2.6	Non-Compete	11

3.	Transfer of Information and Materials; Development		12

	3.1	Disclosure of Information and Transfer of Materials	12

	3.2	Development and Commercialization Generally; Diligence	12

	3.3	Development Plan and Benchmarks	12

	3.4	Progress Reports on Development Plan	12

4.	Payments		13

	4.1	License Issue Fee	13

	4.2	Licensed Product Development Milestones	13

	4.3	Warrants	14

	4.4	Royalties for Licensed Products	14

	4.5	Reports on Revenues and Payments	16

	4.6	Royalty Payments	17

	4.7	Foreign Sales	17

	4.8	Foreign Taxes	17

	4.9	Late Payments	17

	4.10	Record Keeping	17

5.	Patent Matters		18

	5.1	Patent Prosecution and Maintenance	18

	5.2	Infringement Actions	19

	5.3	Pre-Challenge Requirements	20

i

(continued)

ii

(continued)

Exhibit A:  Licensed Patent Rights

Exhibit B:  Transfer of Information and Materials

Exhibit C:  Timeline Benchmarks and Development Plan

Exhibit D:  Common Stock Warrants Agreement

Exhibit E:  [**] and [**]

iii

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 17th day of November, 2011 (the “Effective Date”), by and between VERASTEM, INC., a Delaware corporation (“Verastem”) located at 215 First Street, Suite 440, Cambridge, MA 02142, and PONIARD PHARMACEUTICALS, INC., a Washington corporation (“Poniard”) located at 300 Elliott Avenue West, Suite 500, Seattle, WA 98119.

RECITALS

A.            Poniard has developed certain technology relating to the discovery of novel protein kinase inhibitors.

B.            Verastem is engaged in research and development of pharmaceutical products for the treatment of cancer.

C.            Poniard has disclosed to Verastem certain technology and Poniard has the right to grant a license to the technology, subject to certain rights of Scripps (as defined below).

D.            Poniard desires to grant to Verastem, and Verastem wishes to acquire from Poniard, an exclusive, worldwide right and license to certain technology and patent rights owned or controlled by Poniard, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Poniard and Verastem hereby agree as follows:

1.                                      Definitions

1.1                               Definitions

Capitalized terms shall have the meaning set forth herein.

Affiliate.  The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by another entity.  The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

Calendar Quarter.  The term “Calendar Quarter” shall mean a calendar quarter ending on the last day of March, June, September or December.

Calendar Year.  The term “Calendar Year” shall mean a period of time commencing on January 1 and ending on the following December 31.

Challenge.  The term “Challenge” shall mean that Verastem has initiated (or requests a Sublicensee to initiate) a legal action in which it has alleged that an issued patent included in the Licensed Patent Rights is invalid or unenforceable or by which it provokes interference with a patent application included in the Licensed Patent Rights; provided, however, that, in the event such legal action is initiated by a Sublicensee with respect to an issued patent or patent application it has sublicensed and Verastem terminates such Sublicensee’s sublicense to the issued patent or patent application, such legal action shall not be deemed to be a “Challenge” for purposes of this Agreement and provided, further, that in the event Verastem does not terminate such sublicense due to the “Challenge” by the Sublicensee, such “Challenge” shall only result in consequences to such Sublicensee hereunder (i.e., increase in royalty rates on Sublicensee’s Net Sales pursuant to Section 4.4.5) and not to Verastem, except that Verastem shall be responsible for all of such Sublicensee’s obligations related to the Challenge if such Sublicensee fails to comply with such obligations as set forth above.

Commercially Reasonable Efforts.  The term “Commercially Reasonable Efforts” shall mean, with respect to the performing Party, exerting such efforts and employing such resources as would normally be exerted or employed by such Party for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account efficacy, safety, approved labeling, the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions.

Competing Product.  The term “Competing Product” shall mean any pharmaceutical product, other than a Licensed Product, developed or sold for any oncology indication, a primary mode of action of which is inhibition of focal adhesion kinase (“FAK”).

Confidential Information.  The term “Confidential Information” shall mean any and all proprietary or confidential information of Poniard or Verastem (each, as to its proprietary or confidential information, a “Disclosing Party”) which may be provided or made available to the other Party (the “Receiving Party”) at any time and from time to time during the Term.  Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that it:

(a)           Is publicly disclosed through no fault of any Party hereto, either before or after it becomes known to the Receiving Party; or

(b)           Was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party;

(c)           Is subsequently disclosed to the Receiving Party in good faith by a Third Party who has a right to make such disclosure; or

(d)           Has been published by a Third Party as a matter of right.

If Confidential Information is required to be disclosed by Law or court order, the Receiving Party shall use reasonable efforts to limit the same to the minimum required to comply with the Law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure the Receiving Party shall notify the Disclosing Party, not later than [**] days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow the Disclosing Party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

Control or Controlled.  The term “Control” or “Controlled” shall mean, with respect to any item of Know-How or any Patent Right or other intellectual property right, the possession of the right (whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement)), to assign, or grant a license, sublicense or other right to or under, such Know-How, Patent Right or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

Cover, Covered or Covering.  The term “Cover”, “Covered” or “Covering” shall mean, (a) with respect to a patent, that, in the absence of a license granted to a Person under a Valid Claim included in such patent, the practice by such Person of an invention claimed in such patent would infringe such Valid Claim, or (b) with respect to a patent application, that, in the absence of a license granted to a Person under a Valid Claim included in such patent application, the practice by such Person of an invention claimed in such patent application would infringe such Valid Claim if such patent application including such Valid Claim were to issue as a patent.

EMA. The term “EMA” shall mean the European Medicines Agency or any successor agency thereto having the same or similar functions.

FDA.  The term “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto having the same or similar functions.

Field.  The term “Field” shall mean the diagnosis, treatment,  prevention and/or control of all human diseases and conditions.

First Commercial Sale.  The term “First Commercial Sale” shall mean, with respect to a Licensed Product in a country in the Territory, the first sale for use or consumption by the general public of such Licensed Product in such country following Regulatory Approval of such Licensed Product in such country.  Sales or transfers of Licensed Products which are not for value, and sales or transfers of reasonable quantities of Licensed Products for Clinical Trial purposes or for compassionate or similar use, shall not be considered a First Commercial Sale.

Governmental Authority.  The term “Governmental Authority” shall mean any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

IND.  The term “IND” shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA; (b) any non-United States equivalent of a United States Investigational New Drug application; and (c) all supplements and amendments that may be filed with respect to the foregoing.

In-Licensed Patent Rights.  The term “In-Licensed Patent Rights” shall mean Licensed Patent Rights other than the Poniard Owned Patent Rights.

Know-How.  The term “Know-How” shall mean any information, ideas, data, inventions, works of authorship, materials (including biological and chemical materials), trade secrets or technology (other than the Patent Rights), whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form, including all Regulatory Documentation.

Law.  The term “Law” shall mean any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision.

Licensed Compound.  The term “Licensed Compound” shall mean (a) [**] and/or [**]; (b) any metabolites or prodrugs of [**] and/or [**]; (c) any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of the foregoing; and (d) any other compounds that are Covered by a Licensed Patent Right and have as a primary mode of action the inhibition of FAK.

Licensed Know-How.  The term “Licensed Know-How” shall mean all Know-How that (a) is Controlled by Poniard or its Affiliates as of the Effective Date and thereafter during the Term, and (b) (i) relates to a Licensed Compound or a Licensed Product and/or (ii) is (A) if such Know-How is  under the Control of Poniard or its Affiliates as of the Effective Date,  necessary or useful to research, develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit Licensed Compounds and/or Licensed Products or (B) if such Know-How comes under the Control of Poniard or its Affiliates after the Effective Date,  necessary to research, develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit Licensed Compounds and/or Licensed Products.

Licensed Patent Rights.  The term “Licensed Patent Rights” shall mean all Patent Rights that (a) as of the Effective Date and thereafter during the Term are Controlled by Poniard or its Affiliates; and (b) (i) Cover any Licensed Know-How or (ii) are (A) if such Patent Right has an effective filing date as of or prior to the Effective Date, otherwise necessary or useful to research, develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit Licensed Compounds and/or Licensed Products; or (B) if such Patent Right has an effective filing date after  the Effective Date, otherwise necessary to research, develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit Licensed Compounds and/or Licensed Products.  For purposes of clarity, the Licensed Patent Rights include Patent Rights licensed to Poniard under the Scripps Agreement.  The Licensed Patent Rights as of the Effective Date are listed on Exhibit A.  Annually, or earlier upon request by Verastem, the Parties shall update Exhibit A with current information identifying the patent applications and patents included in Licensed Patent Rights.

Licensed Product.  The term “Licensed Product” shall mean a pharmaceutical product or composition containing a Licensed Compound as an active ingredient.  For purposes of clarity, unless the context otherwise dictates, all references to “Licensed Product” shall be deemed to include references to the Licensed Compound contained in the Licensed Product.

Major Market Country.  The term “Major Market Country” shall mean any of the following countries:  the United States of America, the United Kingdom, France, Germany or Japan.

MHLW.  The term “MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare, or any successor agency thereto having the same or similar functions.

NDA.  The term “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application filed with the FDA, or any successor applications or procedures; (b) any non-United States equivalent of a United States New Drug Application; and (c) all supplements and amendments that may be filed with respect to the foregoing.

Net Sales.  The term “Net Sales” shall mean the gross amount invoiced by Verastem, its Affiliates and Sublicensees, or any of them, on all sales of Licensed Products in the country of sale, less:

(a) discounts, chargebacks (only on a product by product basis) and rebates actually allowed;

(b) credits for claims, allowances, retroactive price reductions, returned goods or recalls;

(c) prepaid freight and insurance;

(d) sales or excise taxes, duties or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and, if not reimbursed, value added taxes); and

(e) any payment in the nature of a rebate in respect of sales to any governmental authority in respect of any government-subsidized program, including Medicare and Medicaid rebates.

Net Sales shall include all consideration charged by Verastem or its Affiliates or Sublicensees in exchange for any Licensed Products, including any monetary payments or any other property whatsoever.  For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Licensed Product is shipped for delivery.  Sales of Licensed Products among Verastem and its Affiliates and Sublicensees for resale or transfer of active pharmaceutical (API) for making of Licensed Products for sale shall be excluded, and only the subsequent sale of such Licensed Products by Verastem or its Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder.  Providing Licensed Product at no charge for preclinical, clinical, “compassionate use,” or regulatory purposes or as samples, and sales of Licensed Product for “compassionate use,” shall not be included in Net Sales.

In the event a Licensed Product is sold in combination with other components which if sold alone would not be subject to a royalty payment hereunder (a “Combination Product”), Net Sales of the Licensed Product, for purposes of this Agreement, shall be calculated by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross selling price, during the royalty period in question, of the Licensed Product sold separately (i.e., without the other components) and B is the gross selling price, during the royalty period in question, of the other components sold separately.  In the event that no such separate sales are made, Net Sales shall be calculated by multiplying the actual Net Sales of the Combination Product by the fraction C/(C+D), where C is the fair market value of the Licensed Product (not including the other components) and D is the fair market value of such other components, such values being determined using generally accepted accounting principles consistently applied.

Party and Parties.  The term “Party” shall mean Poniard or Verastem and the term “Parties” shall mean Poniard and Verastem.

Patent Right(s).  The term “Patent Right(s)” shall mean patents and patent applications in any country in the world, including utility patents, utility models, design patents and certificates of invention, and all divisionals, continuations, continuations-in-part, substitutions, provisionals, reissues, reexaminations, renewals, extensions (including any supplemental patent certificate) and additions to any such patent applications and patents, all patents issuing therefrom and all counterparts of any of the foregoing in any country of the world.

Person.  The term “Person” shall mean any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

Phase I Clinical Trial. The term “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety, tolerance or pharmacological or antigenic effects of a product in human subjects, or that is otherwise described in 21 CFR 312.21(a) as amended (or its successor regulation or comparable Laws in countries outside the United States).

Phase II Clinical Trial.  The term “Phase II Clinical Trial” shall mean a human clinical trial that generally meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation or comparable Laws in countries outside the United States) that is intended to support a preliminary determination as to whether a product is safe for its intended use, and to provide preliminary information about such product’s efficacy, in order to permit the design of further clinical trial(s), including pivotal Phase III Clinical Trials.

Phase III Clinical Trial. The term “Phase III Clinical Trial” shall mean a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA to obtain Regulatory Approval to market the product, as further defined in 21 C.F.R. § 312.21(c), as amended (or its successor regulation or comparable Laws in countries outside the United States).

[**] or [**].  The term “[**]” or “[**]” shall mean the applicable compound identified in Exhibit E.

Poniard Owned Patent Rights.  The term “Poniard Owned Patent Rights” shall mean Licensed Patent Rights that are owned by Poniard or its Affiliates.

Regulatory Approval.  The term “Regulatory Approval” shall mean, with respect to a pharmaceutical product in a country or regulatory jurisdiction, the act of a Regulatory Authority necessary for the marketing and sale of such product in such country or regulatory jurisdiction, including the approval of an NDA by the FDA.

Regulatory Authority.  The term “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a pharmaceutical product in a country or regulatory jurisdiction, including the FDA and foreign equivalents thereof.

Regulatory Documentation.  The term “Regulatory Documentation” shall mean, with respect to a Licensed Product, all INDs, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files, and any other reports, records, regulatory correspondence and other materials relating to the pre-clinical and clinical development and Regulatory Approval of such Licensed Product, or required to manufacture, distribute and sell such Licensed Product, including any safety database.

Royalty Term.  The term “Royalty Term” shall mean, with respect to Licensed Products and a country, the period of time beginning with the First Commercial Sale of Licensed Product in such country and continuing until the expiration of the last Valid Claim of the Licensed Patent Rights Covering Licensed Products in such country.

Scripps.  The term “Scripps” shall mean The Scripps Research Institute, a California non-profit public benefit.

Scripps Agreement.  The term “Scripps Agreement” shall mean the License Agreement between Poniard and Scripps dated May 5, 2008.

Sublicensee. The term “Sublicensee” shall mean a Third Party to whom Verastem, or its Affiliate or another Sublicensee, has granted a sublicense in accordance with the terms of this Agreement.

Territory.  The term “Territory” shall mean all countries of the world.

Third Party.  The term “Third Party” shall mean any Person other than the Parties and their Affiliates.

Valid Claim.  The term “Valid Claim” shall mean a claim of (a) an issued and unexpired patent included in the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a patent application included in the Licensed Patent Rights that has not been cancelled, withdrawn or abandoned and that does not have a priority date more than [**] years earlier.

1.2                               Other Defined Terms.

Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Benchmarks	3.3
Breaching Party	9.3
Claims	6.1
Combination Product	1.1, Net Sales definition
Commons Stock Warrant Agreement	4.3
Competitive Infringement	5.3.3
Disclosing Party	1.1, Confidential Information definition
Effective Date	Preamble
FAK	1.1, Competing Product definition
Indemnified Party	6.3
Indemnifying Party	6.3
Losses	6.1
New License Agreement	2.2.2
Non-Breaching Party	9.3
Patent Rights Materials	9.6.2(d)
Poniard	Preamble
Poniard Indemnitee	6.2
Receiving Party	1.1, Confidential Information definition
Royalty Report	4.5
Scripps Patent Rights	2.4
Term	9.1
Verastem	Preamble
Verastem Indemnitee	6.1

2.                                      License

2.1                               Grant

Poniard hereby grants and Verastem accepts, subject to the terms and conditions of this Agreement and Sections 2.4 and 2.5, an exclusive, worldwide license (with right to sublicense as permitted under Section 2.2.1) under the Licensed Patent Rights and Licensed Know-How make and have made, to use and have used, to offer to sell, to sell and have sold, and import Licensed Compounds and Licensed Products in the Field.

2.2                               Sublicensing

2.2.1                               Granting

Verastem shall have the right to grant to its Affiliates and to Third Parties sublicenses under the license granted in Section 2.1.  Each such sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement and sufficient to enable Verastem to meet its diligence and reporting obligations hereunder.  Verastem shall at all times be and remain responsible for its Affiliates’ and Sublicensees’ performance and compliance with the terms and conditions of this Agreement applicable to Affiliates and Sublicensees,  including without limitation payment of all amounts that may become due hereunder as a result of Sublicensee’s activities.  Poniard agrees that Verastem’s obligations under this Agreement may be satisfied through the performance of Verastem’s Affiliates and Sublicensees.  Verastem shall, prior to granting any further sublicense of the Licensed Patent Rights (as defined in the Scripps Agreement) licensed from Scripps, and any Sublicensee shall, prior to granting any further sublicense of the Licensed Patent Rights (as defined in the Scripps Agreement) licensed from Scripps, provide Scripps with a copy of the proposed sublicense agreement, which may be in draft form and which may have financial provisions redacted, for Scripps to review solely for compliance with the provisions of the Scripps Agreement applicable to sublicenses of the Licensed Patent Rights (as defined in the Scripps Agreement) licensed from Scripps, provided however, that any such sublicense shall be subject to the provisions contained in the Scripps Agreement that are applicable to sublicenses (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination but excluding the payment of a license fee).  Such drafts shall be provided to Scripps at least [**] business days prior to the execution of such further sublicenses.  If, within such [**] business day review period, Scripps notifies Verastem or such Sublicensee of provisions of the sublicense that do not comply with the requirements of the Scripps Agreement applicable to sublicenses, Scripps and Verastem (or the applicable Sublicensee granting the further sublicense) shall promptly discuss such concerns and Verastem (or the applicable Sublicensee granting the further sublicense) shall, before entering into the proposed sublicense, negotiate such changes to the proposed sublicense as are reasonably necessary to bring the proposed sublicense into compliance with the requirements of the Scripps Agreement.  In the event of a conflict between the terms of the Scripps Agreement applicable to a sublicense and any sublicense, such terms of the Scripps Agreement shall prevail over the conflicting terms of the sublicense.  Verastem shall forward to Poniard and to Scripps a copy of any all fully executed sublicense agreements within [**] days of execution.

2.2.2                               Survival of Sublicenses

Any sublicense shall, at the election of the applicable Sublicensee, survive termination of this Agreement, in accordance with the provisions of this Section 2.2.2.  Upon termination of this Agreement, and at the written request of a Sublicensee, Poniard will grant to each Sublicensee not then in default of its obligations under its sublicense agreement, an option to obtain directly from Poniard a license agreement on the terms set forth below, which option shall be exercisable by each Sublicensee during the [**] day period commencing on the later of the date of termination of this Agreement or when Sublicensee learns of such termination.  In the event a Sublicensee elects to exercise this option and provides its written notice thereof within the [**] day period, as a condition precedent to Poniard’s obligation to grant the direct license to that Sublicensee, such Sublicensee must pay to Poniard all past due royalties, non-royalty revenue, patent costs and all other monies owed by Verastem to Poniard under this Agreement relating to the license rights hereunder that are sublicensed to Sublicensee. Upon Poniard’s receipt of all such outstanding monies, Poniard shall enter into a license agreement (a “New License Agreement”) directly with the requesting Sublicensee and the license granted in each New License Agreement shall be retroactive to the date of termination of this Agreement.  Each New License Agreement shall be subject to the same non-financial terms and conditions as those in this Agreement; provided, however, that each New License Agreement shall contain substantially the same terms and conditions regarding sublicense scope, sublicense territory, duration of sublicense grant, and diligence obligations as the sublicense agreement between such Sublicensee and Verastem.  In addition, (a) each Sublicensee shall agree in the New License Agreement to terms providing that in no event shall Poniard be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by Verastem; (b) Poniard shall not have any obligations to such Sublicensee other than Poniard’s obligations to Verastem as set forth herein; and (c) in no event shall Poniard be obliged to accept provisions in the New License Agreement (i) unless such provisions correspond to rights granted by Verastem to Sublicensee in conformance with this Agreement and such provisions are not in conflict with the rights, duties and obligations accruing to the Verastem under this Agreement; or (ii) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Verastem, or by applicable federal, state or local statute or regulation.  The financial consideration to Poniard under the New License Agreement shall be as follows:  each such Sublicensee shall be required to make any monetary payment(s) to Poniard that, had this Agreement not been terminated, Verastem would have been required to make to Poniard under this Agreement based on the rights sublicensed to Sublicensee.  Verastem must include or specifically reference this Section 2.2.2 in each of its sublicense agreements in order for such Sublicensee to have the option described above.

2.3                               No Other License

This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of Poniard other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.4                               Government Interest

Verastem and Poniard acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps’ research activities.  Verastem and Poniard acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from Scripps’ receipt of research support from the United States Government, including but not limited to, 37 C.F.R. 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.5                               Reservation of Rights

With respect to the Licensed Patent Rights licensed to Poniard pursuant to the Scripps Agreement (the “Scripps Patent Rights”), Verastem acknowledges that Scripps has retained rights under the Scripps Agreement for itself and the United States government, including the right of Scripps to grant nonexclusive licenses (without the right to sublicense) to nonprofit or academic institutions to use for any noncommercial research or educational purposes any Scripps Patent Rights.  Upon Verastem’s request, Poniard shall provide Verastem, but not more frequently than quarterly, a list of any such nonexclusive licenses, including the name of the nonprofit or academic institution and the scope of the license, which shall be deemed to be confidential information of Poniard under the terms of this Agreement.

2.6                               Non-Compete

During the Term, Poniard agrees not to, and shall cause its Affiliates not to, directly or indirectly, including through any ownership interest, develop, manufacture, market, sell, detail, promote or otherwise commercialize any Competing Product in the Field in any country in the Territory.

3.                                      Transfer of Information and Materials; Development

3.1                               Disclosure of Information and Transfer of Materials

3.1.1                               Initial Disclosure and Transfer.

(a)           Within [**] days after the Effective Date, Poniard shall provide to Verastem the data, materials, reports and other information listed on Exhibit B and shall make available to Verastem, in a mutually-agreed upon format, material information regarding the Licensed Know-How and Licensed Patent Rights.

(b)           Within [**] days after the Effective Date, Poniard shall transfer to Verastem all of Poniard’s existing supply of [**] drug substance.  Upon Verastem’s request, Poniard shall transfer to Verastem any agreements or arrangements with Third Party vendors to manufacture Licensed Compounds or Licensed Products.

3.1.2                               Ongoing Disclosure and Transfer.

After the Effective Date, Poniard shall make its and its Affiliates’ relevant scientific and technical personnel available to Verastem to answer any questions or provide instruction as reasonably requested by Verastem concerning the Licensed Know-How delivered pursuant to Section 3.1.1 in order to ensure that Verastem acquires all of the Licensed Know-How and instructions from Poniard needed to be able to effectively utilize the data, materials, reports and other information described on Exhibit B.

3.2                               Development and Commercialization Generally; Diligence

From and after the Effective Date, Verastem shall be responsible for the development (including obtaining Regulatory Approval for) and commercialization of the Licensed Compound and the Licensed Product.  Verastem shall own all Regulatory Approvals for Licensed Products.  Verastem shall use Commercially Reasonable Efforts to, directly and/or through its Affiliates and/or Sublicensees, develop, and after receipt of Regulatory Approval, commercialize, Licensed Products in the Field in the Major Market Countries.

3.3                               Development Plan and Benchmarks

Prior to signing this Agreement, Verastem has provided to Poniard its Development Plan and under which Verastem intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use.  Based on this Development Plan, a development timeline (“Benchmarks”) has been established and set forth in Exhibit C attached hereto.

3.4                               Progress Reports on Development Plan

Verastem shall provide written annual reports on its product development progress or efforts to commercialize under the Development Plan within [**] days after May 31 of each Calendar Year until annual, aggregate worldwide Net Sales first reach [**] Dollars ($[**]).  Progress reports shall include, but not be limited to progress on research and development and status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing and sales during the preceding Calendar Year, as well as plans for the present Calendar Year.  Poniard also encourages these reports to include information on any of Verastem’s public service activities that relate to the Licensed Patent Rights.  If reported progress differs from that projected in the Development Plan, Verastem shall explain the reasons for such differences.  In any such annual report, Verastem may propose amendments to the Development Plan or Benchmarks, acceptance of which by Poniard may not be denied unreasonably.  Verastem agrees to provide any additional information reasonably requested by Poniard to evaluate Verastem’s performance under this Agreement and, upon reasonable request, to discuss such information with Poniard.  Poniard shall not unreasonably withhold approval of any request of Verastem to extend the time periods in the Development Plan or Benchmarks if such request is supported by a reasonable showing by Verastem of diligence in its performance under the Development Plan and toward bringing the Licensed Products to the point of commercial use.  Verastem shall report to Poniard the dates for achieving the Benchmarks specified in Exhibit C and the first commercial sale of a Licensed Product in each Major Market Country within [**] days of such occurrences.

4.                                      Payments.

4.1                               License Issue Fee

Verastem agrees to pay and shall pay to Poniard a license issue fee in the amount of Two Hundred Five Thousand U.S. Dollars (U.S. $250,000) within ten (10) days after the Effective Date.

4.2                               Licensed Product Development Milestones

Verastem agrees to pay and shall pay (or cause its Affiliates or Sublicensees to pay) to Poniard the following one-time development and regulatory milestone payments within [**] days after the first achievement by Verastem, its Affiliates or its Sublicensees of each milestone event:

Milestone Event:	Milestone Payment (US$):
The first dosing of the first patient in a Phase I Clinical Trial for a Licensed Product	[**] U.S. Dollars (US $[**])
[**]	[**] U.S. Dollars (US $[**])
[**]	[**] U.S. Dollars (US $[**])
[**]	[**] U.S. Dollars (US $[**])
[**]	[**] U.S. Dollars (US $[**])
[**]	[**] U.S. Dollars (US $[**])
[**]	[**] U.S. Dollars (US $[**])

The total milestone payments payable to Poniard pursuant to this Section 4.2 for all Licensed Products worldwide shall not exceed Thirteen Million Two Hundred Fifty Thousand U.S. Dollars (US$13,250,000).

4.3                               Warrants

Within [**] days after the first dosing of the first patient in the first Phase I Clinical Trial for a Licensed Product by Verastem, its Affiliates or Sublicensees, the Parties shall enter into a common stock warrant agreement, in the form set forth in Exhibit D (the “Common Stock Warrant Agreement”)  pursuant to which Verastem shall issue to Poniard warrants to purchase five hundred thousand (500,000) shares of Verastem’s Common Stock (as defined in the Common Stock Warrant Agreement), which warrants shall have an exercise period of three (3) years and an exercise price per share equal to the per share valuation of Verastem’s common stock as of the most recent round of preferred stock financing of Verastem as of the date the warrants are issued or, if Versatem is a public company at such time, the average closing price of Verastem’s common stock during the five trading days preceding the first dosing of the first patient in the first Phase I Clinical Trial for a Licensed Product by Verastem, its Affiliates or Sublicensees.

4.4                               Royalties for Licensed Products

4.4.1                               Running Royalties

Verastem agrees to pay and shall pay to Poniard a running royalty on a country-by-country basis in the amount of:

 (a) [**] percent ([**]%) of aggregate worldwide Net Sales less than $[**] of Licensed Products made by Verastem, its Affiliates or its Sublicensees in the Calendar Year;

(b) [**] percent ([**]%) of aggregate worldwide Net Sales greater than $[**], but less than $[**] of Licensed Products made by Verastem, its Affiliates or its Sublicensees in the Calendar Year; or

(c) [**] percent ([**]%) of aggregate worldwide Net Sales greater than $[**] of Licensed Products made by Verastem, its Affiliates or its Sublicensees in the Calendar Year;

provided, however, that, on a country-by-country basis, following the expiration or termination of Poniard’s royalty payment obligations under the Scripps Agreement with respect to Licensed Product in such country, the  running royalty shall be reduced as follows:

(i)  [**] percent ([**]%) of aggregate worldwide Net Sales less than $[**] of Licensed Products made by Verastem, its Affiliates or its Sublicensees in the Calendar Year;

(ii) [**]  percent ([**]%) of aggregate worldwide Net Sales greater than $[**], but less than $[**] of Licensed Products made by Verastem, its Affiliates or its Sublicensees in the Calendar Year; or

(iii) [**] percent ([**]%) of aggregate worldwide Net Sales greater than $[**] of Licensed Products made by Verastem, its Affiliates or its Sublicensees in the Calendar Year.

4.4.2                               Multiple Royalties

No multiple royalties shall be due because any Licensed Product is Covered by more than one of the Licensed Patent Rights or patent claims therein.  With respect to a particular Net Sales of a Licensed Product, Verastem shall pay only one royalty to Poniard, as applicable, pursuant to Section 4.4.

4.4.3                               Third Party Payments

Poniard shall be responsible for one hundred percent (100%) of all amounts payable to any Third Party under any agreement or arrangement to which Poniard is a party as of the Effective Date and that are applicable to the Licensed Compound, Licensed Product, Licensed Know-How and/or Licensed Patent Rights, including amounts payable to Scripps under the Scripps Agreement.  If Poniard enters into any agreement or arrangement with a Third Party after the Effective Date under which Poniard obtains Control of Know-How,  Patent Rights or other intellectual property rights that are necessary to research, develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit the Licensed Compound and/or Licensed Product, Verastem shall have the right to have such Know-How,  Patent Rights or other intellectual property rights included in the Licensed Know-How and/or Licensed Patent Rights, in which case Verastem shall be responsible for any amounts payable to the Third Party on account of such sublicense to Verastem hereunder, provided that such amounts shall be deemed to be amounts that Verastem pays to a Third Party to license or acquire technology from a Third Party for purposes of the royalty reduction provisions of the paragraph below.  If Verastem does not elect to have such Know-How,  Patent Rights or other intellectual property rights included in the Licensed Know-How and/or Licensed Patent Rights (and to pay such amounts payable to the Third Party) as set forth in the immediately preceding sentence, such Know-How,  Patent Rights or other intellectual property rights shall be deemed to not be Licensed Know-How or Licensed Patent Rights.

If Verastem, its Affiliate or its Sublicensee licenses or acquires technology from a Third Party in order to develop or commercialize a Licensed Product, and Verastem, its Affiliate or its Sublicensee is required to pay such Third-Party(ies) license fees, milestone payments, royalties or other amounts, then Verastem may deduct up to [**] percent ([**]%) of the amount paid to such Third Parties from the payments owing to Poniard for such Licensed Product.  In no event will a deduction, or deductions, under this Section 4.4.3 reduce any payment made by Verastem to Poniard hereunder to less than [**] percent ([**]%) of the otherwise applicable payment amount.  If, but for the preceding sentence, a deduction under this Section 4.4.3 would have reduced a payment made by Verastem to Poniard hereunder to less than [**] percent ([**]%) of the otherwise applicable payment amount, the amount of such deduction that was not deducted due to such limitation shall be carried forward for deduction against subsequent payments hereunder.  Notwithstanding the foregoing, if a deduction under this Section 4.4.3 would reduce a royalty payment made by Verastem to Poniard hereunder with respect to Net Sales by Verastem and its Affiliates and Sublicensees to less than the royalty payment amount that Poniard is required to pay Scripps pursuant to the Scripps Agreement with respect to Net Sales by Verastem and its Affiliates and Sublicensees, Verastem shall pay to Poniard an additional royalty payment amount so that the total royalty payment amount that Verastem pays to Poniard equals the royalty payment amount that Poniard is required to pay Scripps pursuant to the Scripps Agreement with respect to Net Sales by Verastem and its Affiliates and Sublicensees.

4.4.4                               Royalty Term

(a)           Royalties shall be payable with respect to a Licensed Product and a country during the applicable Royalty Term.

(b)           Upon the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, the license granted to Verastem under Section 2.1 shall be deemed a fully paid-up, exclusive, perpetual, sublicenseable license with respect to such Licensed Product in such country.

(c)           Notwithstanding the foregoing, in the event that (i) the Royalty Term with respect to a Licensed Product and a country terminates hereunder and (ii) Poniard continues to have royalty payment obligations under Section 3.3 of the Scripps Agreement (as such amount may be adjusted in accordance with Section 3.6 of the Scripps Agreement) with respect to Net Sales of Licensed Products by Verastem and its Affiliates and Sublicensees in such country, Verastem shall pay to Poniard the royalty amount due to Scripps pursuant to Section 3.3 of the Scripps Agreement (as such amount may be adjusted in accordance with Section 3.6 of the Scripps Agreement) with respect to such Net Sales of Licensed Products in such country.

4.4.5          Royalty Increase for Licensed Products

Notwithstanding Section 4.4.1, in the event Verastem Challenges an issued patent or patent application included in the Licensed Patent Rights, the royalty rate specified in Section 4.4.1 shall be increased by [**] percent ([**]%) during the pendency of the Challenge (and by [**] percent ([**]%) in the event Verastem’s Challenge is unsuccessful) with respect to the Net Sales of  the Licensed Products that would, in the absence of the license granted by this Agreement, infringe a Valid Claim of the Challenged patent or patent application in the country of sale, such increase to occur with respect to of the Calendar Quarter commencing immediately after the date Verastem first institutes such Challenge.

In the event Verastem institutes a Challenge, Verastem shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, milestone payments, patent costs or other monies paid hereunder during the period of such Challenge. Verastem hereby voluntarily and irrevocably waives any right to seek return of such royalties, milestone payments, patent costs or other monies in the event Verastem directly or indirectly institutes any Challenge.

4.5                               Reports on Revenues and Payments

(a)         Verastem shall submit to Poniard, no later than [**] days after the end of each Calendar Quarter after the First Commercial Sale, a royalty report (the  “Royalty Report”) setting forth for such quarter at least the following information: (i) the gross amounts due or charged for such Licensed Products;  (ii) a list of each deduction applicable to determine the Net Sales of Licensed Products in each country; and (iii) the amount of royalty due on all of the above, or if no royalties are due to Poniard for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period.

(b)         Each Royalty Report shall be certified as correct by an officer of Verastem and shall include a detailed listing of all deductions from royalties.

4.6                               Royalty Payments

Verastem shall pay to Poniard with each Royalty Report the amount of royalty due with respect to such quarter.  If multiple technologies are covered by the license granted hereunder, Verastem shall specify which Licensed Patent Rights are utilized for each Licensed Product included in the Royalty Report.  All payments due hereunder shall be deemed received when funds are credited to Poniard’s bank account and shall be payable by check or wire transfer in United States Dollars.

4.7                               Foreign Sales

The remittance of royalties payable on sales outside the United States shall be payable to Poniard in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal, East Coast edition for the last business day of the Calendar Quarter in which the royalties are payable.  If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Poniard or its nominee in any commercial bank or trust company of Poniard’s choice located in that country, prompt written notice of which shall be given by Verastem to Poniard.

4.8                               Foreign Taxes

Any tax required to be withheld by Verastem under the Laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of Poniard shall be promptly paid by Verastem for and on behalf of Poniard to the appropriate governmental authority, and Verastem shall furnish Poniard with proof of payment of such tax together with, if reasonably available, official or other appropriate evidence issued by the applicable government authority.  Any such tax actually paid on Poniard’s behalf shall be deducted from royalty payments due Poniard.

4.9                               Late Payments

Late payments of any and all payments due hereunder shall be subject to a charge of one and one-half percent (1-1/2%) per month, or two hundred and fifty dollars ($250) whichever is greater.

4.10                        Record Keeping

Verastem shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products made, used or sold under this Agreement, appropriate to determine the amount of royalties, milestone payments and other monies due to Poniard hereunder.  Such records shall be retained for at least [**] years following the end of the reporting period to which such records relate.  They shall be available during normal business hours for examination and copying by an independent certified public accountant selected by Poniard (and reasonably acceptable to Verastem) and under an obligation of confidentiality to Verastem, for the purpose of verifying Verastem’s reports and payments hereunder.  In conducting examinations pursuant to this Section, Poniard’s accountant shall have access to all records which are reasonably relevant to the calculation of payments to Poniard under Article 4. The results of such audit shall be made available to both Parties.  Poniard’s accountant shall not disclose to Poniard any information other than information relating to the accuracy of reports and payments made hereunder.

Such examination by Poniard’s accountant shall be at Poniard’s expense.  If there has been an underreporting or underpayment in excess of five percent (5%) for any calendar year then Verastem shall pay the reasonable and documented cost of such examination as well as any additional sum that would have been payable to Poniard had the Verastem reported correctly, plus interest in accordance with Section 4.9.  All payments due hereunder shall be made within [**] days of receipt of a written invoice from Poniard.

5.                                      Patent Matters

5.1                               Patent Prosecution and Maintenance

5.1.1                               In-Licensed Patent Rights

The Parties acknowledge that pursuant to Poniard’s agreements with Third Parties pursuant to which Poniard has licensed or otherwise obtained Control of In-Licensed Patent Rights, including the Scripps Agreement, such Third Parties may retain the right to file, prosecute and maintain such In-Licensed Patent Rights.  To the extent that Poniard has the right to consult with the patent attorneys selected by such Third Parties on matters relating to such In-Licensed Patent Rights and/or the right to review and provide comments on patent applications and other submissions relating to such In-Licensed Patent Rights, Poniard shall: (a) keep Verastem timely informed with regard to the patent application and maintenance processes and other submissions for the In-Licensed Patent Rights; (b) give Verastem and Verastem’s counsel reasonable opportunity to review and comment on the text of each patent application within the In-Licensed Patent Rights and other submissions relating thereto before filing, including the type and scope of the useful claims and the nature of supporting disclosures; and (c) include Verastem’s comments in any comments provided to such Third Parties.  Poniard shall deliver to Verastem copies of all patent applications, amendments, related correspondence, and other related matters as to the In-Licensed Patent Rights in a timely matter.  Poniard shall invoice Verastem, and Verastem shall pay, for the reasonable out-of-pocket expenses of Poniard, including any reasonable attorney fees, relating to the filing, prosecution, and maintenance of the In-Licensed Patent Rights.

5.1.2                               Poniard Owned Patent Rights

(a)           Verastem shall have the first right to file, prosecute and maintain, at Verastem’s expense, the Poniard Owned Patent Rights in the Territory using patent counsel selected by Verastem and approved by Poniard, which approval shall not be unreasonably withheld.  Poniard shall, at Verastem’s expense and reasonable request, assist and cooperate in the filing, prosecution and maintenance of or any related necessary action for Poniard Owned Patent Rights.  Verastem shall provide Poniard sufficiently in advance, where reasonable, for Poniard to comment, with copies of all patent applications and other material submissions and communications (including oral communications) with any patent counsel or patent authorities pertaining to Poniard Owned Patent Rights.  Verastem shall give due consideration to Poniard’s comments, but shall have the final say in determining whether or not to incorporate such comments.

(b)        If Verastem declines to file, prosecute or maintain any Poniard Owned Patent Rights in any country in the Territory, desires to allow any Poniard Owned Patent Rights to lapse in any country in the Territory, or desires to abandon any Poniard Owned Patent Rights in any country in the Territory before all appeals within the respective jurisdiction have been exhausted, then: (a) Verastem shall provide Poniard with reasonable written notice of such decision so as to permit Poniard to decide whether to file, prosecute or maintain such Poniard Owned Patent Right in such country and to take any necessary action; and (b) following notice from Verastem pursuant to clause (a), Poniard may, by providing prompt written notice thereof to Verastem, assume control of the filing, prosecution and/or maintenance of such Poniard Owned Patent Right in such country, at Poniard’s expense.

5.2                               Infringement Actions

5.2.1                               Notice of Alleged Infringement

Each Party shall inform the other Party promptly in writing of any alleged infringement by a Third Party of the Licensed Patent Rights Covering the Licensed Products which comes to its attention and of any reasonably available evidence thereof.  During the Term, the Parties shall consult with each other regarding such infringement of any patent within the Licensed Patent Rights.

5.2.2                               Enforcement of Licensed Patent Rights

(a)           Except as provided in clause (b) below with respect to In-Licensed Patent Rights, Verastem shall have the first right to enforce the Licensed Patent Rights against any and all actual or suspected infringements in the Field of any Licensed Patent Rights by Third Parties making, using or selling in the Field in the Territory a product that is or may be competitive with the Licensed Product (“Competitive Infringement”).  Verastem may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense.  Poniard shall permit any action to be brought in its name if necessary or desirable to bring or maintain such action or to prove damages, and Verastem shall hold Poniard harmless from any costs, expenses or liability arising from such action.  Poniard agrees to provide reasonable assistance which Verastem may request in any litigation arising in accordance with the provisions of this Section 5.2.2.  In the event Verastem decides not to enforce the Licensed Patent Rights against any such infringement, Verastem shall notify Poniard in writing promptly following such determination and Poniard shall have the right, but not the obligation, to enforce the Licensed Patent Rights against such infringement on its own behalf and at its own expense.

(b)           Notwithstanding the foregoing, in the event that, pursuant to its agreement with a Third Party licensor related to In-Licensed Patent Rights, Poniard has the right to enforce such In-Licensed Patent Rights against a Competitive Infringement, but is not permitted to delegate such rights to Verastem, Poniard shall, as directed by Verastem and at Verastem’s expense, enforce such In-Licensed Patent Rights (including by initiating a suit or taking other appropriate action as directed by Verastem) against such Competitive Infringement.  In the event Verastem decides not to direct Poniard to enforce the Licensed Patent Rights against any such infringement, Verastem shall notify Poniard in writing promptly following such determination and Poniard shall have the right, but not the obligation, to enforce the Licensed Patent Rights against such infringement on its own behalf and at its own expense.

5.2.3                               Allocation of Recovery

(a)               Any damages or other recovery from an infringement action undertaken by Verastem pursuant to Section 5.2.2(a) shall first be used to reimburse the Parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the Parties as follows:  (i) [**] percent ([**]%) to Poniard and (ii) [**] percent ([**]%) to Verastem.  If Verastem decides not to undertake such action, then any damages or recovery obtained by Poniard by undertaking such action, net of the Parties’ costs and expenses incurred in such infringement action, shall be allocated entirely to Poniard and shall be the sole property of Poniard.

(b)           Any damages or other recovery from an infringement action undertaken by Poniard pursuant to Section 5.2.2(b) shall (i) first be used to reimburse the Parties for the costs and expenses incurred in such action, (ii) second, if such action included an In-Licensed Patent Right, any amounts required to be paid to the relevant Third Party licensor shall be paid to such licensor to the extent provided in the agreement between Poniard and such licensor with respect to the applicable In-Licensed Patent Rights and (iii) third the remainder shall be allocated between the Parties as follows:  (A) [**] percent ([**]%) to Poniard and (B) [**] percent ([**]%) to Verastem.  If Verastem decides not to direct Poniard to undertake such action, then any damages or recovery obtained by Poniard by undertaking such action, net of the Parties’ costs and expenses incurred in such infringement action, shall be allocated entirely to Poniard and shall be the sole property of Poniard.

5.3                               Pre-Challenge Requirements

Verastem will provide written notice to Poniard at least [**] days prior to instituting a legal action that alleges that an issued patent included in the Licensed Patent Rights is invalid or unenforceable or by which it provokes interferences with a patent application included in the Licensed Patent Rights.  Verastem will include with such written notice a list of all prior art and a description of the other facts and arguments that supports its contention that such patent is invalid or unenforceable, or such patent application does not contain patentable subject matter and should not issue, to enable the Parties to attempt in good faith to mutually resolve such issues.

5.4                               Patent Marking

To the extent required by applicable Law, Verastem shall mark all Licensed Products or their containers in accordance with the applicable patent marking Laws.

6.                                      Indemnity and Insurance

6.1                               Poniard Indemnity Obligations

Poniard hereby agrees to indemnify, defend (by counsel reasonably acceptable to Verastem) and hold harmless Verastem and its Affiliates, and their directors, officers, employees, agents, successors, assigns and other representatives (collectively, the “Verastem Indemnitees”) from and against all damages, claims, liabilities, losses and other expenses, including reasonable attorney’s fees, expert witness fees and costs, whether or not a lawsuit or other proceeding is filed, (collectively, “Losses”) arising from claims asserted by Third Parties (“Claims”), that arise out of: (a) any breach by Poniard of this Agreement, or (b) any negligent act or omission or willful misconduct of any Poniard Indemnitee; provided that to the extent any Claim directly arises out of any grossly negligent action, or failure to act, by a Verastem Indemnitee, a material breach of any Law by a Verastem Indemnitee, or Verastem’s breach of this Agreement, that has been finally determined by a court of competent jurisdiction or by arbitration, Poniard’s liability for the Claim hereunder will be apportioned.

6.2                               Verastem Indemnity Obligations

Verastem hereby agrees to indemnify, defend (by counsel reasonably acceptable to Poniard) and hold harmless Poniard and its Affiliates, and their directors, officers, employees, agents, successors, assigns and other representatives (collectively, the “Poniard Indemnitees”) from and against all Losses arising from Claims that arise out of: (a) Verastem’s or its Affiliates’ or Sublicensee’s use of any of the Licensed Patent Rights, (b) alleged defects or other problems with any of the Licensed Products manufactured, sold, distributed or rendered by Verastem or its Affiliates or Sublicensees, including any personal injuries, death or property damages related thereto, (c) any advertising or other promotion of  the Licensed Products by Verastem,  its Affiliates or Sublicensees, (d) any allegations that the Licensed Products developed, manufactured, sold, distributed or rendered by Verastem or its Affiliates or Sublicensees and/or any trademarks, service marks, logos, symbols, slogans or other materials used by Verastem or its Affiliates or Sublicensees in connection with or to market Licensed Products violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition Laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property rights of any Third Party, (e) Verastem’s or its Affiliates’ or Sublicensees’ failure to comply with any applicable Laws, (f) Verastem’s or its Affiliates’ or Sublicensees’ transactions with Third Parties or the operation of their respective businesses, and/or (g) the negligent or willful acts or omissions of Verastem or its Affiliates or Sublicensees; provided that to the extent any Claim directly arises out of any grossly negligent action, or failure to act, by a Poniard Indemnitee, a material breach of any Law by a Poniard Indemnitee, or Poniard’s breach of this Agreement, that has been finally determined by a court of competent jurisdiction or by arbitration, Verastem’s liability for the Claim hereunder will be apportioned.

6.3                               Indemnification Procedure

In the event of a claim by a Third Party against any Person entitled to indemnification under this Agreement, the relevant indemnified Party (the “Indemnified Party”) shall promptly notify the other Party (in such capacity, the “Indemnifying Party”) in writing of the claim (it being understood that the failure by the Indemnified Party to give prompt notice of a Third Party claim as provided in this Section 6.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give prompt notice).  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, undertake and solely manage and control, at its sole expense and with counsel reasonably satisfactory to the Indemnified Party, the defense of the claim.  If the Indemnifying Party does not undertake such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense shall cooperate with the other Party and may, at its option and expense, be separately represented in such action.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  Except if the Indemnifying Party did not undertake defense of the claim, the Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnified Party shall not settle any such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not settle any such action, suit, proceeding or claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

6.4                               Insurance

Verastem shall name Poniard and the Poniard Indemnitees as “additional insured” on any commercial general liability and product liability insurance policies maintained by Verastem, its Affiliates and Sublicensees applicable to the Licensed Products.

6.4.1                               Amount

During the time any such Licensed Product is involved in a Clinical Trial or being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Verastem or its Affiliates or Sublicensees, Verastem (or its Affiliate or Sublicensee, as the case may be) shall, at its sole cost and expense, procure and maintain (a) commercial general liability insurance in amounts not less than $[**] per occurrence and $[**] annual aggregate and naming Poniard and the Poniard Indemnitees as additional insured and (b) product liability insurance in amounts not less than $[**] per claim and $[**] annual aggregate and naming Poniard and the Poniard Indemnitees as additional insured.  Such commercial general liability insurance shall provide (i) broad form contractual liability coverage for Verastem’s indemnification under this Agreement and (ii) coverage for litigation costs.  Such product liability insurance shall provide (x) product liability coverage, (y) broad form contractual liability coverage for Verastem’s indemnification under this Agreement, and (z) coverage for litigation costs.  If Verastem elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Poniard in its reasonable discretion unless Verastem or its Affiliates or Sublicensee has and maintains a market capitalization in excess of [**] Dollars ($[**]).  The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Verastem’s indemnity or other liability under this Agreement.

6.4.2                               Subrogation

In addition, Verastem, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against the Poniard Indemnitees for insured losses, including all rights of subrogation, with respect to either Party’s performance under this Agreement or for any loss of or damage to Verastem or its property or the property of others under its control.  Verastem’s commercial general liability insurance and product liability policies shall also include a waiver of subrogation consistent with this Section 6.4.2 in favor of the Poniard Indemnitees.  Verastem shall be responsible for obtaining such waiver of subrogation from its insurance carriers.  Verastem’s insurance policies shall be primary and not contributory to any insurance carried by its sublicensees or by Poniard.  Upon Poniard’s request, Verastem shall deliver to Poniard copies of insurance certificates or binders and such waiver of subrogation that complies with the requirements of this Article 6.

6.4.3                               Notice

Verastem shall provide Poniard with written notice at least (a) [**] days prior to the non-renewal of such insurance by Verastem and (b) [**] days prior to the cancellation of such insurance.  If Verastem does not obtain replacement insurance providing comparable coverage within such [**] day or [**] day period, as applicable, Poniard shall have the right to terminate this Agreement effective at the end of such period without notice or any additional waiting periods.

6.4.4                               Time Period

Verastem shall maintain such product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Verastem or by a Sublicensee, Affiliate or agent of Verastem; and (b) a reasonable period after the period referred to in Section 6.4.4 (a) above which in no event shall be less than [**] years.

7.                                      Representations and Warranties; Disclaimer of Warranties

7.1                               Mutual Representations and Warranties

Each Party represents and warrants that:

(a)           it is a corporation duly organized and in good standing under the Laws of the jurisdiction of its incorporation, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b)           it has the full right, power and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;

(c)           as of the Effective Date, there are no existing or, to its knowledge, threatened actions, suits or claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement;

(d)           as of the Effective Date, it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e)           this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally;

(f)            as of the Effective Date, all necessary consents, approvals and authorizations of all Regulatory Authorities and Governmental Authorities and other Persons required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained (other than Regulatory Approvals to develop, market and commercialize Licensed Products);

(g)           (i) neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the development and commercialization of Licensed Products has been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by such Party to have been debarred under Subsection (a) or (b) of Section 306 of such Act will be employed by such Party in the performance of any activities hereunder; and (iii) to the actual knowledge of such Party, no Person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder; and

(h)           the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, or constitute a default under, any of its contractual obligations.

7.2                               Additional Poniard Representations and Warranties

Poniard represents, warrants and covenants to Verastem that:

(a)           To the knowledge of Poniard, the issued Patent Rights encompassed within the Licensed Patent Rights, are valid and enforceable patents and no Third Party (i) is infringing any such patents as of the Effective Date or (ii) has challenged the extent, validity or enforceability of such Patent Rights (including through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority).

(b)           Exhibit A contains a complete and correct list of all Patent Rights which are owned by or otherwise Controlled by Poniard or its Affiliates as of the Effective Date (and identifies the entity that owns and the entity that Controls each patent and patent application) that relate to, or are necessary or useful to develop or commercialize Licensed Compounds or Licensed Products.

(c)           Poniard either is the sole legal and beneficial owner of, or has a valid license under, the Licensed Know-How and Licensed Patent Rights, free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction, and no Person, has any right, interest or claim in or to, and neither Poniard nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any Licensed Know-How or Licensed Patent Right to any Third Party.

(d)           Poniard has complied with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patent Rights in the Territory.

(e)           Except as previously disclosed to Verastem with respect to the Scripps Patent Rights, the Licensed Know-How and Licensed Patent Rights were not developed with funding from the

United States government or any other Governmental Authority pursuant to which the Governmental Authority  has, or shall have, any rights in any Licensed Know-How or Licensed Patent Rights.

(f)            Poniard has obtained assignments from the inventors of all inventorship and ownership rights relating to the Poniard Owned Patent Rights, all inventors are disclosed and named in the Licensed Patent Rights and all such assignments of inventorship rights relating to the Poniard Patent Rights are valid and enforceable.

(g)           Except with respect to the Scripps Patent Rights, as of the Effective Date, none of the Licensed Know-How or Licensed Patent Rights has been licensed or otherwise made available (including pursuant to any immunity from suit arrangement) to Poniard or any of its Affiliates from a Third Party and there is no agreement other than the Scripps Agreement between Poniard or any of its Affiliates and any Third Party pursuant to which Poniard or any of its Affiliates has licensed any In-Licensed Patent Rights from any Third Party.

(h)           Poniard has provided to Verastem a true and complete copy of the Scripps Agreement.  As of the Effective Date, there are no amendments to the Scripps Agreement, the Scripps Agreement is in full force, Poniard is in compliance with the Scripps Agreement and Poniard’s entry into this Agreement does not conflict with the Scripps Agreement.  Poniard shall maintain the Scripps Agreement in effect, shall not amend the Scripps Agreement in a manner that is detrimental to the rights of Verastem under this Agreement without the prior written consent of Verastem, and shall promptly notify Verastem of the expiration of the term of the Scripps Agreement, any notice of breach or any other notice that the Scripps Agreement may be terminated.

(i)            There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, pending or, to the knowledge of Poniard, threatened against Poniard, any of its Affiliates or any Third Party, in each case in connection with the Licensed Know-How, the Licensed Patent Rights, the Licensed Compounds or the Licensed Products.

(j)            To the knowledge of Poniard, all information provided by Poniard to Verastem regarding the Licensed Patent Rights prior to the Effective Date has been accurate in all material respects.

7.3                               Disclaimer of Warranty

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

7.4                               Limitation of Liability

EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.  THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

8.                                      Confidentiality and Publication

8.1                               Treatment of Confidential Information

Each Receiving Party agrees that all Confidential Information of the Disclosing Party (a) shall not be used by the Receiving Party except to perform its obligations or exercise its rights under this Agreement, (b) shall be maintained in confidence by the Receiving Party, and (c) except as permitted by Sections 8.2, 8.3 and 8.4, shall not be disclosed by the Receiving Party to any Person without the prior written consent of the Disclosing Party.

8.2                               Permitted Disclosures

The Receiving Party may provide the Disclosing Party’s Confidential Information:

(a)           to the Receiving Party’s and its Affiliates’ employees, consultants and advisors who have a need to know such Confidential Information and are bound by an obligation to maintain the confidentiality of the Disclosing Party’s Confidential Information to the same extent as if they were parties hereto;

(b)           to the employees, consultants and advisors of Sublicensees and potential Sublicensees who have a need to know such Confidential Information for purposes of the Receiving Party or its Affiliates granting sublicenses under Know-How, Patent Rights or other intellectual property rights as permitted herein and who are bound by an obligation to maintain the confidentiality of the Disclosing Party’s Confidential Information to the same extent as if they were parties hereto;

(c)           to patent offices or Regulatory Authorities in order to seek or obtain Patent Rights or approval to conduct Clinical Trials or to gain Regulatory Approval, as provided herein; provided, that such disclosure may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or approvals;

(d)                                 to the extent reasonably necessary for the development and/or commercialization of the Licensed Products in accordance with the licenses granted under this Agreement; or

(e)                                  if such disclosure is required by Law (including by rules or regulations of any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that prior to such disclosure, to the extent permitted by Law or such rules or regulations, the Receiving Party promptly notifies the Disclosing Party of such requirement and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish.

8.3                               Publications

Verastem shall have the right to make disclosures pertaining to Licensed Products in scientific journals or other publications.  To the extent that any such publication in any way mentions or refers to Scripps or the Scripps Patent Rights, Verastem shall provide Scripps with an advance copy of the proposed publication, and Poniard shall then have [**] days in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to Scripps.  If Scripps informs Verastem that such publication, in Scripps’ reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed to, in whole or in part, Scripps, or on any Know-How which is Confidential Information (as defined in the Scripps Agreement) of Scripps, Verastem shall delay or prevent such publication as follows:  (a) with respect to a patentable invention, such publication shall be delayed sufficiently long to permit the timely preparation and filing of a patent application (not to exceed [**] days); and (b) with respect to Know-How which is Confidential Information (as defined in the Scripps Agreement)of Scripps, such Know-How shall be deleted from the publication.

8.4                               Publicity

Neither Party shall have the right to make any public announcements with respect to this Agreement, nor publicly disclose the terms of this Agreement, without the prior written consent of the other Party, except as follows:

(a)                                  Each Party may make public announcements with respect to this Agreement or disclose the terms of this Agreement to the extent such disclosure is required by Law (including by rules or regulations of any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that, prior to such disclosure, to the extent permitted by Law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish.

(b)                                 Each Party may make subsequent disclosures of information which has been previously disclosed in accordance with this Agreement.

(c)                                  Each Party may publicly file this Agreement with the United States Securities and Exchange Commission or any other relevant securities commission in any country, and shall request, and use Commercially Reasonable Efforts to obtain confidential treatment of terms permitted to be redacted; provided, that the redaction of such terms is permitted by the applicable rules and regulations of the United States Securities and Exchange Commission or any such securities commission.

(d)                                 Poniard may disclose this Agreement to (i) Scripps, to the extent required under the Scripps Agreement; and (ii) Poniard’s Affiliates, and Poniard’s and its Affiliates’ employees, staff members, consultants and advisors; provided, that such Persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto.

(e)                                  Verastem may disclose this Agreement to (i) Verastem’s Affiliates, and Verastem’s and its Affiliates’ employees, consultants and advisors; (ii) Verastem’s and its Affiliates’ and then-current and potential Third Party licensors, licensees, Sublicensees and consultants, and (iii) Verastem’s then-current and potential lenders, investors and acquirers; provided, that such Persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto.

(f)                                    Verastem may publicly disclose that Verastem is licensed under the Licensed Know-How and Licensed Patent Rights and may make statements of fact with respect to the subject matter of this Agreement.

8.5                               Survival

The confidentiality obligations set forth in this Article 8 shall survive for [**] years after the Term.

9.                                      Term and Termination

9.1                               Term

Unless terminated sooner in accordance with the terms set forth herein, the term of this Agreement (the “Term”) shall commence upon the Effective Date and shall expire upon the last to expire Royalty Term.

9.2                               Termination Upon Mutual Agreement

This Agreement may be terminated by mutual written consent of both Parties.

9.3                               Termination for Material Breach

If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the Non-Breaching Party may deliver notice of such breach to the Breaching Party.  If the Breaching Party fails to cure such breach within the [**] day period after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this Agreement in its entirety upon written notice to the Breaching Party.

In the event a Party gives notice to the Breaching Party pursuant to this Section 9.3 as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor set forth above, either Party has requested an arbitration pursuant to Section 11.6  in which the Breaching Party is in good faith disputing such basis for termination pursuant to this Section 9.3, then this Agreement shall not terminate unless and until such arbitrators issue a final ruling or award upholding such basis for termination and the Breaching Party subsequently fails to comply with the arbitrators’ award provisions addressing the steps the Breaching Party must take to cure such breach.

9.4                               Termination by Verastem for Convenience

Verastem may terminate this Agreement or any portion of its license rights hereunder by giving ninety (90) days advance written notice of termination to Poniard.

9.5                               Rights Upon Expiration

Except as provided below, neither Party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date other than the obligation of Verastem to make any and all reports and payments for the final quarterly period in accordance with Sections 4.5, 4.6, 4.7 and 4.8.  Sections 2.1, 2.2, 2.4, 2.5, 4.4.3, 4.4.4, 4.10, 7.3, 7.4 and 9.5 and Articles 6, 8, 10 and 11 shall also survive the expiration of this Agreement.

9.6                               Rights Upon Termination

Upon any termination of this Agreement by mutual agreement of the Parties pursuant to Section 9.2, by either Party pursuant to Section 9.3 or by Verastem pursuant to Section 9.4, the following shall apply:

(a)                        the licenses granted to Verastem hereunder shall terminate and revert to Poniard, except that any Sublicensee who is not then in breach of its sublicense shall have the right to continue its license rights as set forth in Section 2.2.2.

(b)                        Verastem shall make any and all reports and payments for the final quarterly period in accordance with Sections 4.5, 4.6, 4.7 and 4.8.

(c)                        except as otherwise provided in Section 9.9 of this Agreement with respect to work-in-progress, upon such termination, Verastem shall have no further right under this Agreement to practice any invention Covered by the Licensed Patent Rights.

(d)                        Upon any such termination, Verastem shall promptly return to Poniard or destroy all materials, samples, documents, information, and other materials that are Covered by a Valid Claim of an issued patent included in the Licensed Patent Rights solely owned by Poniard (“Patent Rights Materials”); provided, however, that Verastem may retain one archival copy of the Patent Rights Materials and shall not be obligated to return to Poniard or destroy proprietary information which Verastem can show that it independently developed, or Patent Rights Materials that may be used pursuant to 35 USC 271(e)(1) without infringing a Valid Claim of an issued patent included in the Licensed Patent Rights.

9.7                               Accrued Rights

Any such termination shall not relieve either Party from any obligations accrued to the date of such termination.  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

9.8                               Survival

Upon termination of this Agreement for any reason, the following provisions shall survive such termination:  Sections 4.10, 7.3, 7.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 and Articles 6, 8, 10 and 11.

9.9                               Work-in-Progress

Upon any such early termination of the licenses granted hereunder in accordance with this Agreement, Verastem shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product Covered by Licensed Patent Rights which remain on hand as of the date of the termination, so long as Verastem sells such inventory in the normal course of business and at regular selling prices and pays to Poniard the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of [**] months after the date of termination.

9.10                        Final Royalty Report

Upon termination or expiration of this Agreement, Verastem shall submit a final report to Poniard and any payments due Poniard and unreimbursed patent expenses invoiced by Poniard shall become immediately payable.

10.                               Assignment; Successors

10.1                        Assignment

Any and all assignments of this Agreement or any rights granted hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld, are void; provided, however, that either Party may, without such consent, assign this Agreement and transfer its rights and obligations hereunder in connection with a merger, consolidation or reorganization of that Party or to an Affiliate or a purchaser of all or substantially all of its assets.

10.2                        Binding Upon Successors and Assigns

Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Poniard and Verastem.  Whenever there has been an assignment by Verastem as permitted by this Agreement, the term “Verastem” as used in this Agreement shall also include and refer to, if appropriate, such assignee.  Whenever there has been an assignment by Poniard as permitted by this Agreement, the term “Poniard” as used in this Agreement shall also include and refer to, if appropriate, such assignee.

11.                               General Provisions

11.1                        Independent Contractors

The relationship between Poniard and Verastem is that of independent contractors.  Poniard and Verastem are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties.  Poniard and Verastem shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

11.2                        Governmental Approvals and Marketing of Licensed Products

Verastem shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product at Verastem’s expense, including any safety studies.  Verastem shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

11.3                        No Use of Name

The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI”, “Poniard” or any variation thereof in connection with the advertising, sale or performance of Licensed Products is expressly prohibited.

11.4                        U.S. Manufacture

To the extent required, Verastem agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

11.5                        Foreign Registration

Verastem agrees to register this Agreement with any foreign governmental agency which requires such registration, and Verastem shall pay all costs and legal fees in connection therewith.  In addition, Verastem shall ensure that all foreign Laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

11.6                        Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below.  In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control.  Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

11.6.1                        Location

The location of the arbitration shall be in the County of San Diego, California.

11.6.2                        Selection of Arbitrators

The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration.  Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Verastem and Poniard.  If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next [**] days, and the other Party fails to appoint its designated arbitrator within [**] days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

11.6.3                        Discovery

The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters.  Pursuant to the Rules of AAA, the Parties may subpoena witnesses and documents for presentation at the hearing.

11.6.4                        Case Management

Prompt resolution of any dispute is important to both Parties; and the Parties agree that the arbitration of any dispute shall be conducted expeditiously.  The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

11.6.5                        Remedies

The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded.  No court action shall be maintained seeking punitive damages.  The decision of any two of the three arbitrators appointed shall be binding upon the Parties.  Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either Party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that Party’s rights hereunder.

11.6.6                        Expenses

The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrators, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrators.  Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

11.6.7                        Confidentiality

Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators.  Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected.  Additionally, if a Party has stock which is publicly traded, the Party may make such disclosures as are required by applicable securities Laws, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

11.7                        Force Majeure

Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay results from causes beyond the reasonable control of the affected Party, which may include embargoes, acts of war (whether declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God.  The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.  If a Party is so delayed and such failure or omission is not cured within ninety (90) days, the other Party may terminate this Agreement upon written notice

11.8                        Entire Agreement; Modification

This Agreement and all of the attached Exhibits, set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written.  There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

11.9                        California Law

This Agreement shall be construed and enforced in accordance with the Laws of the State of California without regard to its conflicts or choice of Laws principles thereof.

11.10                 Construction

In construing this Agreement, unless expressly specified otherwise;

references to Sections, Articles and Exhibits are to sections and articles of, and exhibits to, this Agreement;

except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

headings and titles are for convenience only and do not affect the interpretation of this Agreement;

any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

except where the context otherwise requires, the word “or” is used in the inclusive sense;

all references to “dollars” or “$” herein shall mean U.S. Dollars; and

each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

11.11                 Severability

Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

11.12                 No Waiver

Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

11.13                 Attorneys’ Fees

In the event of a dispute between the Parties hereto or in the event of any default hereunder, the Party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.  Notwithstanding anything to the contrary herein, the Parties agree that this Section 11.13 shall not apply, and attorneys’ fees shall not be awarded to either Party, with respect to any Challenge or any action wherein Verastem alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable.  Each Party acknowledges and agrees that this Agreement has been submitted to the scrutiny of the Party and its own counsel, from whom the Party has sought advice and received representation in the negotiation and execution of this Agreement.  This Agreement shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to it having been drafted by, or on behalf of, one of the Parties or its counsel.

11.14                 Notices

Any notices required by this Agreement, including approvals, pre-approvals and consents, shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

For Verastem:	Verastem, Inc.
215 First Street, Suite 440
Cambridge, MA 02142
Attention: Robert Forrester
Fax No.: (617) 812-0059

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Barrett, Esq.
Fax No.: (617) 526-5000

For Poniard:	Poniard Pharmaceuticals, Inc.
300 Elliott Avenue West, Suite 500
Seattle, WA 98119
Attention: Vice President Legal
Fax No.: (206) 286-2537

With a copy to:	Poniard Pharmaceuticals, Inc.
7000 Shoreline Court, Suite 270
South San Francisco, CA 94080
Attention: Vice President Business Development
Fax No: (650) 583-3789

Notices shall be deemed delivered upon the earlier of (a) when received;  (b) three (3) days after deposit into the U.S. mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

11.15                 Compliance with U.S. Laws

Nothing contained in this Agreement shall require or permit Poniard or Verastem to do any act inconsistent with the requirements of any United States Law, regulation or executive order as the same may be in effect from time to time.

11.16                 Counterparts

This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

PONIARD:		VERASTEM:

PONIARD PHARMACEUTICALS, INC.		VERASTEM, INC.

By:	Ronald A. Martell	By:	Robert Forrester

Title:	CEO	Title:	COO

EXHIBIT A

LICENSED PATENT RIGHTS

Scripps Patents/Applications

Poniard Ref #	Serial #	Filing Date	Country	Title	Status
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

Poniard Patents/Applications

Poniard Ref #	Serial #	Filing Date	Country	Title	Status
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

1

EXHIBIT B

TRANSFER OF INFORMATION AND MATERIALS

The following information and materials shall be transferred to Verastem by Poniard promptly after execution of this Agreement, in accordance with Section 3.1.1:

Item	Detailed Description
Chemistry
Protocols for all analogs	[**]
SAR tables	[**]
Intermediates from project (both contracted and purchased)	[**]
Final compounds including PFE	[**]
Master list of cmpds: QA/QC, analytical data (LC/MS, NMR for final cmpds-Zip files)	[**]

Biology
FAK biochemical assay information	[**]
Cellular assay information	[**]
PK and tolerability studies: in life protocol and analysis	[**]

1

Item	Detailed Description
PK in vitro and assay information	[**]
Bioanalytical methods for [**]	[**]
[**]	[**]
Bulk Materials	[**]

Other
Final report on collaboration project	[**]
Program data	[**]

[**].

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EXHIBIT C

TIMELINE BENCHMARKS AND DEVELOPMENT PLAN

Product Development	Time from Effective Date
[**]	[**] years
[**]	[**] years
[**]	[**] years
[**]	[**] years
[**]	[**] years

[**]

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EXHIBIT D

COMMONS STOCK WARRANTS AGREEMENT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Number of Shares: 500,000

(subject to adjustment)

Date of Issuance: [                    ]

Original Issue Date (as defined in subsection 2(a)): [                    ]

Verastem, Inc.

Common Stock Purchase Warrant

(Void after [INSERT THIRD ANNIVERSARY OF ISSUANCE DATE])

Verastem, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Poniard Pharmaceuticals, Inc., or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (Boston time) on [INSERT THIRD ANNIVERSARY OF ISSUANCE DATE], 500,000 shares of Common Stock, $0.0001 par value per share, of the Company (“Common Stock”), at a purchase price of $[TO BE INSERTED IN ACCORDANCE WITH SECTION [      ] OF LICENSE AGREEMENT] per share.  The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1.                                       Exercise.

(a)                                  Exercise for Cash.  The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)                                 Cashless Exercise.

(i)                                     The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.  In the event of an exercise pursuant to this subsection 1(b), the number of

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Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

A

Where: X =                                                                             the number of Warrant Shares that shall be issued to the Registered Holder;

Y =                                                                              the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =                                                                            the Fair Market Value (as defined below) of one share of Common Stock; and

B =                                                                              the Purchase Price then in effect.

(ii)                                  The Fair Market Value per share of Common Stock shall be determined as follows:

(1)                                  If the Common Stock is listed on a national securities exchange or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

(2)                                  If the Common Stock is not listed on a national securities exchange as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board’s determination of such Fair Market Value.  Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder.

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(c)                                  Exercise Date.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the “Exercise Date”).  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)                                 Issuance of Certificates.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)                                     a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)                                  in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.                                       Adjustments.

(a)                                  Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)                                 Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as

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of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)                                  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)                                  Adjustment in Number of Warrant Shares.  When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)                                             Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)                                  Adjustment for Reorganization.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind

4

and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization.  In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)                                    Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.                                       Fractional Shares.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection 1(b)(ii) above.

4.                                       Investment Representations.  The initial Registered Holder represents and warrants to the Company as follows:

(a)                                  Investment.  It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)                                 Accredited Investor.  The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).

(c)                                  Experience.  The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

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5.                                       Transfers, etc.

(a)                                  This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b)                                 Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as (i) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Act, has elapsed since the later of the date the Warrant Shares were acquired from the Company or an affiliate of the Company, and (ii) the Warrant Shares become eligible for resale pursuant to Rule 144(b)(1)(i) under the Act.

(c)                                  The Company will maintain a register containing the name and address of the Registered Holder of this Warrant.  The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(d)                                 Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.                                       Notices of Record Date, etc.  In the event:

(a)                                  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

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(b)                                 of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation, or any transfer of all or substantially all of the assets of the Company; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be sent at least 5 days prior to the record date or effective date for the event specified in such notice.

7.                                       Reservation of Stock.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8.                                       Exchange or Replacement of Warrants.

(a)                                  Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)                                 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9.                                       Notices.  All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder.  All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable

7

nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below.  If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

10.                                 No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.  Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11.                                 Amendment or Waiver.  Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12.                                 Section Headings.  The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13.                                 Governing Law.  This Warrant will be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions that would cause the application of the laws of any other jurisdiction).

14.                                 Electronic Signatures. This Warrant may be executed by exchange of signatures by fax or electronic mail.

EXECUTED as of the Date of Issuance indicated above.

VERASTEM, INC.

By:
Name:
Title:

8

EXHIBIT I

PURCHASE FORM

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.       ), hereby elects to purchase (check applicable box):

☐                                               shares of the Common Stock of Verastem, Inc. covered by such Warrant; or

☐                                    the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant.  Such payment takes the form of (check applicable box or boxes):

☐                                    $            in lawful money of the United States; and/or

☐                                    the cancellation of such portion of the attached Warrant as is exercisable for a total of            Warrant Shares (using a Fair Market Value of $          per share for purposes of this calculation) ; and/or

☐                                    the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

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EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                                  hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.         ) with respect to the number of shares of Common Stock of Verastem, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

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EXHIBIT E

[**] and [**]

1